Filed pursuant to Rule 424(b)(5)
Registration No. 333-210496

PROSPECTUS SUPPLEMENT
(To the prospectus dated April 18, 2016)

4,000,000 Shares

NeuroDerm Ltd.

Ordinary Shares

We are offering 4,000,000 ordinary shares. Our ordinary shares are listed on the NASDAQ Global Market under the symbol “NDRM.” On December 5, 2016, the last reported sales price of our ordinary shares on the NASDAQ Global Market was $19.65 per share.

We are an “emerging growth company” as defined under the federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for future filings.

Investing in our ordinary shares involves a high degree of risk. Please read “Risk Factors” beginning on page S-6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	PER SHARE	TOTAL
Public Offering Price	$18.750	$75,000,000
Underwriting Discounts and Commissions(1)	$1.125	$4,500,000
Proceeds to NeuroDerm Ltd. before expenses	$17.625	$70,500,000

(1)  See “Underwriting” for a description of compensation payable to the underwriters.

Delivery of the ordinary shares is expected to be made on or about December 12, 2016. We have granted the underwriters an option for a period of 30 days to purchase up to an additional 600,000 ordinary shares. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be $5,175,000, and the total proceeds to us, before expenses, will be $81,075,000.

Jefferies	Cowen and Company

Raymond James	Roth Capital Partners

Prospectus Supplement dated December 7, 2016

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process. The document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which provides more general information about securities we may offer from time to time, some of which may not apply to this offering. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. We urge you to carefully read this prospectus supplement and the prospectus, and the documents incorporated by reference herein and therein, before buying any of the securities being offered under this prospectus supplement. This prospectus supplement may add or update information contained in the prospectus and the documents incorporated by reference therein. To the extent that any statement we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference therein that were filed before the date of this prospectus supplement, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus and such documents incorporated by reference therein.

Neither we nor the underwriters have authorized anyone to provide information different from that contained in this prospectus supplement, the accompanying prospectus, any amendment or supplement to this prospectus supplement or in any free writing prospectus prepared by us or on our behalf. Neither we nor the underwriters take any responsibility for, and can provide no assurance as to the reliability of, any information other than the information in this prospectus supplement, the accompanying prospectus and any free writing prospectus prepared by us or on our behalf. Neither the delivery of this prospectus supplement and the accompanying prospectus nor the sale of our ordinary shares means that information contained in this prospectus supplement and the accompanying prospectus is correct after the date of the respective documents. This prospectus supplement and the accompanying prospectus is not an offer to sell or the solicitation of an offer to buy our ordinary shares in any circumstances under which such offer or solicitation is unlawful.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere in or incorporated by reference into this prospectus supplement and the accompanying prospectus. This summary does not contain all the information that you should consider before deciding to invest in our ordinary shares. You should read the entire prospectus supplement and the accompanying prospectus carefully, including “Risk Factors” and our financial statements and notes to those financial statements which are incorporated by reference herein, before making an investment decision. In this prospectus supplement, the terms “NeuroDerm,” “we,” “us,” “our” and “the company” refer to NeuroDerm Ltd.

Company Overview

We are a clinical-stage pharmaceutical company developing next-generation treatments for central nervous system, or CNS, disorders through proprietary formulations based on existing drugs that are intended to make a significant difference in patients’ lives. Product candidates in our pipeline are designed to overcome major deficiencies of current treatments and achieve enhanced clinical efficacy through continuous, controlled administration, primarily subcutaneously or transdermally. Additionally, because our product candidates are based on reformulations of leading, approved drugs, we believe that most of them qualify for an accelerated, lower risk regulatory pathway to marketing approval.

Recent Developments

In late October 2016, we held an End-of-Phase 2 meeting with the FDA, during which we discussed the regulatory development strategy for ND0612, our continuous, subcutaneously delivered levodopa/carbidopa (LD/CD) proprietary liquid formulation for the treatment of Parkinson's disease. Based on such discussions and responses from the FDA, we intend to pursue a comparative bioavailability regulatory path for ND0612 based on comparative pharmacokinetic, or PK, data in place of data from Phase 3 clinical efficacy trials. During this meeting, the FDA provided recommendations related to Chemistry, Manufacturing, and Control specifications, device development, clinical trials design as well as the implications of the current orphan drug status of Duopa® levodopa carbidopa intestinal gel. Following the discussions with the FDA, we have decided to discontinue preparations to initiate our Phase 3 clinical efficacy trial of ND0612H (trial 010) and to suspend our ongoing Phase 3 trial for ND0612L (trial 007, which we refer to as, “iNDiGO”). Both studies are no longer required for marketing approval and will be replaced by comparative PK studies that will be initiated in the upcoming months. In addition, we are evaluating amending the iNDiGO trial to a life cycle management trial. We will also add approximately 50 patients to our ongoing long-term safety trial (trial 012, which we refer to as, “BeyoND”) with a different dosing regimen in line with the planned PK studies, which may add approximately three months to the timeline for completing the study and eventual application.

Notwithstanding our updates to the U.S. regulatory development plans, our clinical, comparative bioavailability-based EU regulatory development strategy for ND0612H and ND0612L remains unchanged, pending an anticipated meeting with EU authorities in January.

Corporate Information

We were formed as a company in the State of Israel on March 18, 2003. Our principal executive offices are located at Ruhrberg Science Building, 3 Pekeris St., Rehovot 7670212, Israel, and our telephone number is +972 (8) 946-2729. Our website address is www.neuroderm.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus and is not incorporated by reference herein. We have included our website address in this prospectus solely for informational purposes. Our agent for service of process in the United States is Puglisi & Associates, located at 850 Library Avenue, Suite 204, Newark, Delaware 19711, and its telephone number is +1 (302) 738-6680.

Throughout this prospectus supplement, we refer to various trademarks, service marks and trade names that we use in our business. The “NeuroDerm” design logo is the property of NeuroDerm Ltd. Other trademarks and service marks appearing in this prospectus supplement are the property of their respective holders.

The Offering

Ordinary shares offered
4,000,000 ordinary shares
Ordinary shares to be outstanding after this offering
25,727,178 ordinary shares
Underwriters’ option
We have granted the underwriters an option for a period of 30 days after the date of this prospectus supplement to purchase up to 600,000 additional ordinary shares.
Use of proceeds
We estimate that the net proceeds to us from this offering will be approximately $70.2 million, after deducting underwriting discounts and commissions and estimated offering expenses. We currently expect to use the net proceeds from this offering to fund our ongoing and planned clinical trials for our product candidates and the development of the devices related thereto and for research and development of other product candidates and general corporate purposes.
Risk factors
See “Risk Factors” and other information included in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in our ordinary shares.
NASDAQ Global Market symbol
Our ordinary shares are listed on the NASDAQ Global Market under the symbol “NDRM.”

The number of ordinary shares to be outstanding after the offering is based on 21,727,178 ordinary shares outstanding as of November 30, 2016. Unless otherwise indicated or context otherwise requires, in this prospectus supplement the number of ordinary shares to be outstanding after this offering includes ordinary shares to be issued and sold by us in this offering, but excludes 2,698,455 ordinary shares reserved for issuance under our equity incentive plans as of November 30, 2016 of which we had granted options to purchase 2,312,280 ordinary shares at a weighted average exercise price of $6.62 per share.

Unless otherwise indicated, this prospectus supplement assumes (1) no exercise of the underwriters’ option to purchase up to an additional 600,000 ordinary shares and (2) no exercise of outstanding options after November 30, 2016.

Summary Financial and Other Data

The following tables set forth our summary financial data. You should read the following summary financial data in conjunction with “ITEM 3A: Key Information — Selected Financial Data,” “ITEM 5: Operating and Financial Review and Prospects” and our financial statements and the related notes found in our Annual Report on Form 20-F for the year ended December 31, 2015, or our 2015 Annual Report, which is incorporated by reference herein. The summary statements of operations data for the years ended December 31, 2013, 2014 and 2015 are derived from our audited financial statements included in “ITEM 18: Financial Statements,” in our 2015 Annual Report. The summary statement of operations data for the nine months ended September 30, 2015 and 2016 and the summary balance sheet data as of September 30, 2016 are derived from our unaudited condensed interim financial statements included in our Current Report on Form 6-K for the fiscal quarter ended September 30, 2016, which is incorporated by reference in this prospectus supplement. In the opinion of management, these unaudited condensed interim financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of our financial position and operating results for these periods. Results for interim periods are not necessarily indicative of results that may be expected for the entire year. Our financial statements have been prepared in accordance with International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, IASB.

Until January 1, 2016, our functional currency was the New Israeli Shekel, or NIS; however, our presentation currency was and remains the U.S. dollar. As a result, for all periods through December 31, 2015, our financial statements are translated into the presentation currency as follows: equity accounts are translated using historical exchange rates (as reported by the Bank of Israel). All other statements of financial position accounts are translated using the year-end exchange rate (as reported by the Bank of Israel). Statement of comprehensive loss amounts are translated using the exchange rates prevailing at the dates of the transactions. The resulting translation differences relating to the conversion from the functional currency to the presentation currency are reported in other comprehensive loss.

Effective January 1, 2016, we determined that our functional currency changed to the U.S. dollar. This determination resulted from a change in relevant circumstances of which, based on our level of spending on research and development expenses (mainly related to advanced clinical trials) and other operating expenses, we concluded that most of our spending for 2016 and thereafter will be in U.S. dollars. In addition, our financing is anticipated to continue to be in U.S. dollars. As we do not foresee a reversal of this trend, we changed the functional currency to the U.S. dollar effective January 1, 2016. The effect of the change in functional currency has been accounted for prospectively.

Foreign currency transactions in currencies different from the functional currency are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Foreign exchange differences resulting from the settlement of such transactions and from the translation at period-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recorded to the statement of comprehensive loss as finance income or expenses.

As of December 31, 2015, the representative exchange rate last published by the Bank of Israel was $1.00 = NIS 3.9020.

	Year Ended December 31,			Nine Months Ended September 30,
	2013	2014	2015	2015	2016
				(unaudited)
	(in thousands except share and per share data)
Statements of operations data:
Operating expenses:
Research and development	$3,426	$8,992	$13,715	$9,405	$17,490
Participation in research and development	(808)	(927)	(908)	(725)	—
Research and development, net(1)	$2,618	$8,065	$12,807	$8,680	$17,490
General and administrative(1)	628	5,316	5,163	3,125	4,431
Operating loss	$3,246	$13,381	$17,970	$11,805	$21,921
Financial income	3	9,601	2,379	2,937	531
Financial expenses	83,650	26,084	18	11	10
Financial expenses (income), net	83,647	16,483	(2,361)	(2,926)	(521)
Net loss	$86,893	$29,864	$15,609	$8,879	$21,400
Foreign currency translation differences	$2,021	$(1,420)	$1,741	$2,310	$—
Total comprehensive loss	$88,914	$28,444	$17,350	$11,189	$21,400
Basic and diluted net loss per ordinary share(2)	$221.49	$12.97	$0.82	$0.49	$0.99
Weighted average number of ordinary shares used in computing net loss per ordinary share(2)	392,320	2,302,991	19,113,218	18,275,620	21,657,751

(1)	Includes equity-based compensation expenses as follows:

	Year Ended December 31,			Nine Months ended September 30,
	2013	2014	2015	2015	2016
				(unaudited)
	(in thousands)
Research and development expenses, net	$102	$2,185	$1,328	$904	$1,410
General and administrative expenses	82	2,131	1,585	963	1,546
Total equity-based compensation expenses	$184	$4,316	$2,913	$1,867	$2,956
(2)	Basic and diluted loss per ordinary share is computed based on the basic and diluted weighted average number of ordinary shares outstanding during each period. For additional information, see Note 16 in “ITEM 18: Financial Statements,” in our 2015 Annual Report.

The table below presents our summary balance sheet as of September 30, 2016:

■	on an actual basis;
■	on an as adjusted basis to give effect to the issuance and sale of 4,000,000 ordinary shares by us in this offering at the public offering price of $18.75 per ordinary share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

	As of September 30, 2016
	Actual	As Adjusted
	(unaudited)
	(in thousands)
Balance sheet data:
Cash and cash equivalents	$73,039	$143,284
Working capital(1)	77,686	147,931
Total assets	84,095	154,340
Total non-current liabilities	—	—
Total shareholders’ equity	78,830	149,075

(1)	Working capital is defined as total current assets minus total current liabilities.

RISK FACTORS

This offering and an investment in our ordinary shares involve a high degree of risk. You should consider carefully the following risk factors and the risk factors discussed under the section captioned “ITEM 3D: Key Information — Risk Factors” in our 2015 Annual Report, in addition to all of the other information included in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering, before you decide to buy our ordinary shares. If any of the following risks actually occurs, our business, financial condition and results of operations could be materially and adversely affected. In that event, the trading price of our ordinary shares would likely decline and you might lose all or part of your investment.

Our share price has been, and may continue to be, volatile, and you may lose all or part of your investment.

Our ordinary shares were first offered publicly in our initial public offering in November 2014, at a price of $10.00 per share, and our ordinary shares have subsequently traded as high as $26.50 per share and as low as $5.67 per share through November 30, 2016. In addition, the market price of our ordinary shares could be highly volatile and may fluctuate substantially as a result of many factors, including:

■	actual or anticipated fluctuations in our results of operations;
■	variance in our financial performance from the expectations of market analysts;
■	announcements by us or our competitors of significant business developments, changes in service provider relationships, acquisitions or expansion plans;
■	changes in the prices of our products and services;
■	our involvement in litigation;
■	our sale of ordinary shares or other securities in the future;
■	market conditions in our industry;
■	changes in key personnel;
■	changes in the estimation of the future size and growth rate of our markets; and
■	general economic and market conditions.

In addition, the stock markets have experienced extreme price and volume fluctuations. Broad market and industry factors may materially harm the market price of our ordinary shares, regardless of our operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against that company. If we were involved in any similar litigation we could incur substantial costs and our management’s attention and resources could be diverted.

The market price of our ordinary shares could be negatively affected by future sales of our ordinary shares.

After this offering, there will be 25,727,178 of our ordinary shares outstanding. Sales by us or our shareholders of a substantial number of ordinary shares in the public market, or the perception that these sales might occur, could cause the market price of our ordinary shares to decline or could impair our ability to raise capital through a future sale of, or pay for acquisitions using, our equity securities. Shares held by our pre-IPO shareholders are now eligible for sale under Rule 144 of the Securities Act of 1933, as amended, or the Securities Act, which could facilitate additional downward pressure on the market price of our ordinary shares.

We, our executive officers and our directors and entities affiliated with them have agreed with the underwriters that, subject to limited exceptions, for a period of 90 days after the date of this prospectus supplement, we and they will not directly or indirectly offer, pledge, sell, contract to sell, grant any option to purchase or otherwise dispose of any ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares, or in any manner transfer all or a portion of the economic consequences associated with the ownership of ordinary shares, or cause a registration statement covering any ordinary shares to be filed except for the ordinary shares offered in this offering, without the prior written consent of Jefferies LLC and Cowen and Company, LLC, who may, in their sole discretion and at any time without notice, release all or any portion of the shares subject to these lock-up agreements.

Furthermore, at any time following the closing of this offering, but subject to the 90-day lock-up agreements entered into with the underwriters, the holders of 8,057,760 of our ordinary shares are entitled to require that we register under the Securities Act the resale of their shares into the public markets. All shares sold pursuant to an offering covered by such registration statement will be freely transferable. See “ITEM 7.B — Related Party Transactions — Registration Rights” in our 2015 Annual Report.

In addition to these registration rights, approximately 1.3 million ordinary shares are issuable under currently exercisable share options granted to employees and office holders as of November 30, 2016. We have filed registration statements on Form S-8 under the Securities Act registering ordinary shares that we may issue under our share incentive plans, of which as of November 30, 2016 there were options to purchase 2,312,280 shares outstanding. Shares included in such registration statement may be freely sold in the public market upon issuance, except for shares held by affiliates who have certain restrictions on their ability to sell.

We have broad discretion over the use of proceeds we receive in this offering and may not apply the proceeds in ways that increase the value of your investment.

Our management will have broad discretion in the application of the net proceeds from this offering and, as a result, you will have to rely upon the judgment of our management with respect to the use of these proceeds. Our management may spend a portion or all of the net proceeds in ways that not all shareholders approve of or that may not yield a favorable return. The failure by our management to apply these funds effectively could harm our business.

Based on our End-of-Phase 2 meeting with the FDA, we are amending our clinical development strategy for ND0612H and ND6012L to a comparative bioavailability 505(b)(2) regulatory pathway in the U.S.; however, we may be unsuccessful in meeting the requirements set forth by the FDA.

In late October 2016, we held an End-of-Phase 2 meeting with the FDA, during which we discussed the regulatory development strategy for ND016H and ND0612L. Based on such discussions and responses from the FDA, we have amended our clinical development strategy for these product candidates. Instead of conducting large Phase 3 clinical efficacy trials, we intend to pursue marketing approval in the United States for ND0612L and ND0612H via a comparative bioavailability 505(b)(2) regulatory pathway. In order to submit an 505(b)(2)-based NDA, we plan on conducting several comparative pharmacokinetic (PK) studies against Duopa, an FDA-approved drug for the treatment of “late stage” and “advanced” Parkinson’s disease. At this time, our preliminary estimate is that we will require two to four PK studies. We will continue to preview our trial designs with the FDA in order to ensure compliance with the FDA’s proposed recommendations for such PK studies; however, we may be unable to conduct these trials in a timely manner, achieve the trials’ objectives or comply with the FDA’s recommendations, which may result in us having to conduct extended PK studies or efficacy-based trials or even being unable to rely on such 505(b)(2) regulatory pathway, resulting in an inability to timely enter the U.S. market. For the risks associated with conducting clinical trials, see “ITEM 3.D Risk Factors — If clinical trials of our product candidates fail to demonstrate safety and efficacy to the satisfaction of regulatory authorities or do not otherwise produce positive results, we may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of our product candidates” and “ITEM 3.D Risk Factors — If we experience delays in our clinical trials, our costs may increase and our business may be harmed” in our 2015 Annual Report.

Even if we are successful in such PK studies and submit an 505(b)(2)-based NDA, we may be excluded from marketing our product candidates in the United States given the orphan-designated status of existing Parkinson’s disease drugs. Generally, if a product with an orphan drug designation subsequently receives the first marketing approval for the indication for which it has such designation, the product is entitled to a seven-year period of market exclusivity, which, subject to certain exceptions, precludes the FDA from approving another marketing application for the same drug for the same indication during such period. In this instance, we would need to show that ND0612 is clinically superior (by means of greater effectiveness, greater safety, or that it provides a major contribution to patient care) to an existing Parkinson’s disease drug with orphan-designated status to ensure that its orphan drug exclusivity will not block the approval of ND0612H or ND0612L. If we are unable to prove that ND0612H or ND0612L is clinically superior to such existing orphan-designated drug, we may need to amend our regulatory development strategy for ND0612H and ND0612L and restart preparations to launch the previously planned Phase 3 clinical efficacy trials, which could require a significant portion of our efforts and financial resources.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Forward-looking statements are often characterized by the use of terminology such as “may,” “will,” “expect,” “anticipate,” “estimate,” “continue,” “believe,” “should,” “intend,” “project” or other similar words, but are not the only way these statements are identified.

These forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, statements that contain projections of results of operations or of financial condition and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. The forward-looking statements are based on our beliefs, assumptions and expectations of future performance, taking into account the information currently available to us. These statements are only predictions based upon our current expectations and projections about future events. There are important factors that could cause our actual results, levels of activity, performance or achievements to differ materially from the results, levels of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the risks provided under “Risk Factors” in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or will occur. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus supplement, to conform these statements to actual results or to changes in our expectations.

FUNCTIONAL CURRENCY AND EXCHANGE RATE INFORMATION

Until January 1, 2016, our functional currency was the New Israeli Shekel, or NIS; however, our presentation currency was and remains the U.S. dollar. As a result, for all periods through December 31, 2015, our financial statements are translated into the presentation currency as follows: equity accounts are translated using historical exchange rates (as reported by the Bank of Israel). All other statement of financial position accounts are translated using the year-end exchange rate (as reported by the Bank of Israel). Statement of comprehensive loss amounts are translated using the exchange rates prevailing at the dates of the transactions. The resulting translation differences relating to the conversion from the functional currency to the presentation currency are reported in other comprehensive loss.

Effective January 1, 2016, we determined that our functional currency changed to the U.S. dollar. This determination resulted from a change in relevant circumstances of which, based on our level of spending on research and development expenses (mainly related to advanced clinical trials) and other operating expenses, we concluded that most of our spending for 2016 and thereafter will be in U.S. dollars. In addition, our financing is anticipated to continue to be in U.S. dollars. As we do not foresee a reversal of this trend, we changed the functional currency to the U.S. dollar effective January 1, 2016. The effect of the change in functional currency has been accounted for prospectively.

Foreign currency transactions in currencies different from the functional currency are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Foreign exchange differences resulting from the settlement of such transactions and from the translation at period-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recorded to the statement of comprehensive loss as finance income or expenses.

The following table sets forth, for each period indicated, the low and high exchange rates for NIS expressed in U.S. dollars, the exchange rate at the end of such period and the average of such exchange rates on the last day of each month during such period, based upon the representative rate of exchange as published by the Bank of Israel. The exchange rates set forth below demonstrate trends in exchange rates, but the actual exchange rates used throughout this prospectus supplement may vary.

	YEAR ENDED DECEMBER 31,
	2014	2015
High	0.294	0.266
Low	0.250	0.247
Period end	0.257	0.256
Average rate	0.280	0.258

As of December 31, 2015, the representative exchange rate last published by the Bank of Israel was $1.00 = NIS 3.9020. Our functional and presentation currency, for the nine-month period ended September 30, 2016 was, and for all subsequent periods is, the U.S. dollar.

USE OF PROCEEDS

We estimate that our net proceeds from this offering will be approximately $70.2 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, or approximately $80.8 million if the underwriters exercise in full their option to purchase additional ordinary shares.

We currently expect to use the net proceeds from this offering to fund our ongoing and planned clinical trials for our product candidates and the development of the devices related thereto and for research and development of other product candidates and general corporate purposes. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the progress of our development, the status of and results from clinical trials, as well as any collaborations that we may enter into with third parties for our product candidates, and any unforeseen cash needs. As a result, our management retains broad discretion over the allocation of the net proceeds from this offering.

PRICE RANGE OF OUR ORDINARY SHARES

Our ordinary shares have been listed on NASDAQ under the symbol “NDRM” since November 14, 2014. The following table sets forth, for the periods indicated, the high and low sales prices of our ordinary shares as reported by the NASDAQ Global Market.

	Low	High
Year ending December 31, 2016:
Fourth Quarter (through December 5, 2016)	$15.20	$21.95
Third Quarter	$15.57	$19.15
Second Quarter	$13.46	$19.10
First Quarter	$11.76	$17.72
Year ended December 31, 2015:
Fourth Quarter	$15.62	$23.34
Third Quarter	$13.42	$26.50
Second Quarter	$11.38	$17.49
First Quarter	$9.11	$16.75
Year ended December 31, 2014:
Fourth Quarter (beginning November 14, 2014)	$5.67	$19.07
Most recent six months:
December 2016 (through December 5, 2016)	$15.20	$21.95
November 2016	$16.15	$20.50
October 2016	$17.30	$19.00
September 2016	$16.02	$19.15
August 2016	$16.06	$19.15
July 2016	$15.57	$19.10
June 2016	$15.10	$19.10

The closing sale price of our ordinary shares, as reported by the NASDAQ Global Market, on December 5, 2016, was $19.65 per ordinary share.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our ordinary shares. We do not anticipate paying any dividends in the foreseeable future. We currently intend to retain future earnings, if any, to finance operations and expand our business. Our board of directors has sole discretion whether to pay dividends. If our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that our directors may deem relevant. See “ITEM 3.D Risk Factors — Risks Related to Our Ordinary Shares and the Offering — We have never paid cash dividends on our share capital, and we do not anticipate paying any cash dividends in the foreseeable future” and “ITEM 10 Additional Information — B. Articles of Association — Dividend and Liquidation Rights” for an explanation concerning the payment of dividends under Israeli Law, which are included in our 2015 Annual Report.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and total capitalization as of September 30, 2016, as follows:

■	on an actual basis; and
■	on an as adjusted basis to give effect to the issuance and sale of 4,000,000 ordinary shares by us in this offering at the public offering price of $18.75 per ordinary share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this information in conjunction with “ITEM 5 Operating and Financial Review and Prospects” and our financial statements and the related notes incorporated by reference from our 2015 Annual Report and our unaudited condensed interim financial statements incorporated by reference from our Current Report on Form 6-K for the fiscal quarter ended September 30, 2016. See “Where You Can Find Additional Information.”

	AS OF SEPTEMBER 30, 2016
	ACTUAL	AS ADJUSTED
	(unaudited)
	(in thousands, except share and per share amounts)
Cash and cash equivalents	$73,039	$143,284
Shareholders’ equity:
Ordinary Shares, par value NIS 0.01 per share; 160,000,000 shares authorized, actual and as adjusted; 21,720,346 shares issued and outstanding, actual; 25,727,178 shares issued and outstanding, as adjusted	37	48
Additional paid-in capital	239,511	309,745
Share-based compensation capital reserve	10,960	10,960
Accumulated deficit	(169,638)	(169,638)
Foreign currency translation difference	(2,040)	(2,040)
Total shareholders’ equity	78,830	149,075
Total capitalization(1)	$84,095	$154,340

(1)	Includes $5.3 million of current liabilities.

The foregoing table excludes 2,698,455 ordinary shares reserved for issuance under our equity incentive plans as of November 30, 2016 of which we had granted options to purchase 2,312,280 ordinary shares at a weighted average exercise price of $6.62 per share.

DILUTION

If you invest in our ordinary shares in this offering, your ownership interest will be immediately diluted to the extent of the difference between the public offering price per share and the as adjusted net tangible book value per ordinary share after this offering. Our net tangible book value as of September 30, 2016 was $3.63 per ordinary share.

Net tangible book value per ordinary share was calculated by:

■	subtracting our liabilities from our tangible assets; and
■	dividing the difference by the number of ordinary shares outstanding.

Net tangible book value per ordinary share furthermore reflects the sale of ordinary shares that we are offering at the public offering price of $18.75 per share. After giving effect to adjustments relating to this offering, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our net tangible book value on an adjusted basis as of September 30, 2016 would have been $149.1 million, equivalent to $5.79 per ordinary share. This amount represents an immediate increase in net tangible book value of $2.16 per ordinary share to our existing shareholders and an immediate decrease in net tangible book value of $12.96 per ordinary share to new investors purchasing ordinary shares in this offering. We determine dilution by subtracting the net tangible book value per share after this offering from the amount of cash that a new investor paid for an ordinary share.

The following table illustrates this dilution:

Public offering price per ordinary share		$18.75
Net tangible book value per ordinary share as of September 30, 2016	$3.63
Increase per ordinary share attributable to this offering	2.16
As adjusted net tangible book value per ordinary share immediately after this offering		5.79
Dilution per ordinary share to new investors in this offering		$12.96

If the underwriters exercise their option to purchase additional ordinary shares in full in this offering, the as adjusted net tangible book value after the offering would be $6.06 per share, the increase in net tangible book value per share to existing shareholders would be $2.43 and the dilution in net tangible book value per share to investors in this offering would be $12.69 per share, in each case applying the public offering price of $18.75 per ordinary share.

The above discussion and table exclude 2,698,455 ordinary shares reserved for issuance under our equity incentive plans as of November 30, 2016 of which we had granted options to purchase 2,312,280 ordinary shares at a weighted average exercise price of $6.62 per share.

MATERIAL TAX CONSIDERATIONS

The following description is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership and disposition of our ordinary shares. You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign or other taxing jurisdiction.

Israeli Tax Considerations

The following is a discussion of the material Israeli tax consequences concerning the ownership and disposition of our ordinary shares. This summary does not discuss all the aspects of Israeli tax law that may be relevant to a particular investor in light of his or her personal investment circumstances or to some types of investors subject to special treatment under Israeli law. Examples of such investors include residents of Israel or traders in securities who are subject to special tax regimes not covered in this discussion. Because parts of this discussion are based on new tax legislation that has not yet been subject to judicial or administrative interpretation, we cannot assure you that the appropriate tax authorities or the courts will accept the views expressed in this discussion. The discussion below is subject to change, including due to amendments under Israeli law or changes to the applicable judicial or administrative interpretations of Israeli law, which change could affect the tax consequences described below.

Capital Gains Taxes Applicable to Non-Israeli Resident Shareholders.

Israeli capital gains tax is imposed on the disposal of capital assets by a non-Israeli resident if such assets are either (i) located in Israel; (ii) shares or rights to shares in an Israeli resident company, or (iii) represent, directly or indirectly, rights to assets located in Israel, unless a specific exemption is available or unless a tax treaty between Israel and the seller’s country of residence provides otherwise. Capital gain is generally subject to tax at the corporate tax rate (26.5% in 2015, and 25% in 2016 and thereafter), if generated by a company, or at the rate of 25% if generated by an individual, or 30% in the case of sale of shares by a Substantial Shareholder (i.e., a person who holds, directly or indirectly, alone or together with another, 10% or more of any of the company’s “means of control” (including, among other things, the right to receive profits of the company, voting rights, the right to receive proceeds upon liquidation and the right to appoint a director)) at the time of sale or at any time during the preceding 12-month period. Individual and corporate shareholders dealing in securities in Israel are taxed at the tax rates applicable to business income (a corporate tax rate for a corporation and a marginal tax rate of up to 48% for an individual in 2015 and thereafter).

Notwithstanding the foregoing, a non-Israeli resident (individual or corporation) who derives capital gains from the sale of shares in an Israeli resident company that were purchased after the company was listed for trading on a recognized stock exchange in Israel or outside of Israel will generally be exempt from Israeli tax so long as, among other things, the shares were not held through a permanent establishment that the non-resident maintains in Israel.

However, non-Israeli corporations will not be entitled to the foregoing exemption if Israeli residents: (i) have a controlling interest of 25% or more in such non-Israeli corporation or (ii) are the beneficiaries of, or are entitled to, 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly. Such exemption is not applicable to a person whose gains from selling or otherwise disposing of the shares are deemed to be business income.

Additionally, a sale of shares by a non-Israeli resident may be exempt from Israeli capital gains tax under the provisions of an applicable tax treaty. For example, under the United States-Israel Tax Treaty, the sale, exchange or disposition of shares of an Israeli company by a shareholder who (i) is a U.S. resident (for purposes of the treaty), (ii) holds the shares as a capital asset, and (iii) is entitled to claim the benefits afforded to such person by the treaty, is generally exempt from Israeli capital gains tax. Such exemption will not apply if: (i) the capital gain arising from such sale, exchange or disposition can be attributed to a permanent establishment of the shareholder that is maintained in Israel; (ii) the shareholder holds, directly or indirectly, shares representing 10% or more of the voting rights during any part of the 12-month period preceding such sale, exchange or disposition, subject to certain conditions; or (iii) such U.S. resident, if an individual, was present in Israel for a period or periods aggregating to 183 days or more during the relevant taxable year. In any such case, the sale, exchange or disposition of our ordinary shares would be subject to Israeli tax, to the extent applicable; however, under the United States-Israel Tax Treaty, a U.S. resident would be permitted to claim a credit for such taxes against the U.S. federal income tax imposed with respect to such sale, exchange or disposition, subject to the limitations under U.S. law applicable to foreign tax credits. The United States-Israel Tax Treaty does not relate to U.S. state or local taxes.

In some instances where our shareholders may be liable for Israeli tax on the sale of their ordinary shares, the payment of the consideration may be subject to the withholding of Israeli tax at source. Shareholders may be required to demonstrate that they are exempt from tax on their capital gains in order to avoid withholding at source at the time of sale. Specifically, in transactions involving a sale of all of the shares of an Israeli resident company, such as a merger or other transaction, the Israel Tax Authority may require from shareholders who are not liable for Israeli tax to sign declarations in forms specified by that authority or obtain a specific exemption from the Israel Tax Authority to confirm their status as non-Israeli residents, and, in the absence of such declarations or exemptions, may require the purchaser of the shares to withhold taxes at source.

Taxation of Non-Israeli Shareholders on Receipt of Dividends.

Non-Israeli residents (whether individuals or corporations) are generally subject to Israeli income tax on the receipt of dividends paid for publicly traded shares, like our ordinary shares at the rate of 25% or 30% (if the dividend recipient is a Substantial Shareholder at the time of receiving the dividend or at any time during the preceding 12 months). Such dividends are generally subject to Israeli withholding tax at a rate of 25% so long as the shares are registered with a nominee company (whether or not the recipient is a Substantial Shareholder), unless relief is provided in a treaty between Israel and the shareholder’s country of residence (subject to the receipt of a valid certificate from the Israeli Tax Authority allowing for a reduced tax rate). If the dividend is distributed from income attributed to a Preferred Enterprise (as defined in the Israeli Law for the Encouragement of Capital Investments, 1959), the applicable withholding tax rate is 20%, subject to certain conditions, unless a reduced rate is provided under an applicable tax treaty (subject to the receipt of a valid certificate from the Israel Tax Authority allowing for a reduced tax rate). If the dividend is attributable partly to income derived from a Preferred Enterprise, and partly from other sources of income, the withholding rate will be a blended rate reflecting the relative portions of the two types of income.

For example, under the United States-Israel Tax Treaty, the maximum rate of tax withheld at source in Israel on dividends paid to a holder of our ordinary shares who is a U.S. resident (for purposes of the United States-Israel Tax Treaty) is 25%. However, generally, the maximum rate of withholding tax on dividends that are paid to a U.S. corporation holding 10% or more of the outstanding voting rights throughout the tax year in which the dividend is distributed as well as during the previous tax year, is 12.5%, provided that not more than 25% of the gross income for such preceding year consists of certain types of dividends and interest. U.S. residents who are subject to Israeli withholding tax on a dividend may be entitled to a credit or deduction for United States federal income tax purposes in the amount of the taxes withheld, subject to detailed limitations under U.S. laws applicable to foreign tax credits.

We cannot assure you that in the event we declare a dividend we will designate the income that we may distribute in a way that will reduce shareholders’ tax liability.

Excess Tax

Furthermore, beginning on January 1, 2013, an additional tax liability at the rate of 2% was added to the applicable tax rate on the annual taxable income of the individuals (whether any such individual is an Israeli resident or non-Israeli resident) exceeding NIS 810,720 (in 2015 and 2016) which amount is linked to the annual change in the Israeli consumer price index, including, but not limited to, dividends, interest and capital gain.

U.S. Federal Income Taxation

The following is a description of the material U.S. federal income tax consequences to U.S. Holders (as defined below) of the acquisition, ownership and disposition of our ordinary shares. This description addresses only the U.S. federal income tax consequences to holders that are initial purchasers of our ordinary shares pursuant to this offering and that will hold such ordinary shares as capital assets. This description does not address tax considerations applicable to holders that may be subject to special tax rules, including, without limitation:

■	banks, financial institutions or insurance companies;
■	real estate investment trusts, regulated investment companies or grantor trusts;
■	dealers or traders in securities, commodities or currencies;
■	tax-exempt entities;
■	certain former citizens or long-term residents of the United States;
■	persons that received our ordinary shares as compensation for the performance of services;
■	persons that will hold our ordinary shares as part of a “hedging,” “integrated” or “conversion” transaction or as a position in a “straddle” for U.S. federal income tax purposes;
■	partnerships (including entities classified as partnerships for U.S. federal income tax purposes) or other pass-through entities, or holders that will hold our ordinary shares through such an entity;
■	U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar; or
■	holders that own directly, indirectly or through attribution 10.0% or more of the voting power or value of our ordinary shares.

Moreover, this description does not address the United States federal estate, gift, alternative minimum tax or net investment income tax consequences, or any state, local or non-U.S. tax consequences, of the acquisition, ownership and disposition of our ordinary shares.

This description is based on the U.S. Internal Revenue Code of 1986, as amended, or the Code, existing, proposed and temporary U.S. Treasury Regulations and judicial and administrative interpretations thereof, in each case as in effect and available on the date hereof. Each of the foregoing is subject to change, which change could apply retroactively and could affect the tax consequences described below. There can be no assurances that the U.S. Internal Revenue Service will not take a different position concerning the tax consequences of the acquisition, ownership and disposition of our ordinary shares or that such a position would not be sustained.

For purposes of this description, a “U.S. Holder” is a beneficial owner of our ordinary shares that, for U.S. federal income tax purposes, is:

■	a citizen or resident of the United States;
■	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof, including the District of Columbia;

■	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
■	a trust if such trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes or if (1) a court within the United States is able to exercise primary supervision over its administration and (2) one or more U.S. persons have the authority to control all of the substantial decisions of such trust.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds ordinary shares, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. Such a partner or partnership should consult its tax advisor as to its tax consequences.

Based on certain estimates of our gross income and gross assets and the nature of our business, we expect to be classified as a passive foreign investment company, or a PFIC, for the taxable year ending December 31, 2016. Our classification as a PFIC may result in material adverse consequences for you if you are a U.S. taxable investor. See “— Passive Foreign Investment Company Considerations.”

You should consult your tax advisor with respect to the U.S. federal, state, local and foreign tax consequences of acquiring, owning and disposing of our ordinary shares.

Passive Foreign Investment Company Considerations

If we were to be classified as a “passive foreign investment company,” or PFIC, in any taxable year, a U.S. Holder would be subject to special rules generally intended to reduce or eliminate any benefits from the deferral of U.S. federal income tax that a U.S. Holder could derive from investing in a non-U.S. company that does not distribute all of its earnings on a current basis.

A non-U.S. corporation will be classified as a PFIC for federal income tax purposes in any taxable year in which, after applying certain look through rules, either

■	at least 75% of its gross income is “passive income”; or;
■	at least 50% of the average quarterly value of its gross assets (which may be determined in part by the market value of our ordinary shares, which is subject to change) is attributable to assets that produce “passive income” or are held for the production of passive income;

Passive income for this purpose generally includes dividends, interest, royalties, rents, gains from commodities and securities transactions, the excess of gains over losses from the disposition of assets which produce passive income, and includes amounts derived by reason of the temporary investment of funds raised in offerings of our ordinary shares. If a non-U.S. corporation owns at least 25% by value of the stock of another corporation, the non-U.S. corporation is treated for purposes of the PFIC tests as owning its proportionate share of the assets of the other corporation and as receiving directly its proportionate share of the other corporation’s income. If we are classified as a PFIC in any year with respect to which a U.S. Holder owns our ordinary shares, our ordinary shares generally will continue to be treated as shares in a PFIC with respect to such U.S. Holder in all succeeding years during which the U.S. Holder owns our ordinary shares, regardless of whether we continue to meet the tests described above (including if we are not classified as a PFIC for the taxable year ending December 31, 2017).

Based on certain estimates of our gross income and gross assets and the nature of our business, we believe that we were classified as a PFIC for the taxable year ended December 31, 2015, and furthermore expect to be classified, and you should assume that we will be classified, as a PFIC for the taxable year ending December 31, 2016. Because PFIC status must be determined annually based on tests which are factual in nature, our PFIC status in future years will depend on our income, assets and activities in those years. There can be no assurance that we will not be considered a PFIC for any taxable year and we do not intend to make a determination of our or any of our future subsidiaries’ PFIC status in the future. A U.S. Holder may be able to mitigate some of the adverse U.S. federal income tax consequences described below with respect to owning our ordinary shares if we are classified as a PFIC for our taxable year ending December 31, 2016, provided that such U.S. Holder is eligible to make, and successfully makes, either a “mark-to-market” election or a qualified electing fund election described below for the taxable year in which its holding period begins.

If we were a PFIC, and you are a U.S. Holder, then unless you make one of the elections described below, a special tax regime, which we refer to as the Excess Distribution Regime, will apply to both (a) any “excess distribution” by us to you (generally, your ratable portion of distributions in any year which are greater than 125% of the average annual distribution received by you in the shorter of the three preceding years or your holding period for our ordinary shares) and (b) any gain realized on the sale or other disposition of our ordinary shares. Under the Excess Distribution Regime, any excess distribution and realized gain will be treated as ordinary income and will be subject to tax as if (a) the excess distribution or gain had been realized ratably over your holding period, (b) the amount deemed realized in each year had been subject to tax in each year of that holding period at the highest marginal rate for such year (other than income allocated to the current period or any taxable period before we became a PFIC, which would be subject to tax at the U.S. Holder’s regular ordinary income rate for the current year and would not be subject to the interest charge discussed below), and (c) the interest charge generally applicable to underpayments of tax had been imposed on the taxes deemed to have been payable in those years. Certain elections may be available that would result in an alternative treatment of our ordinary shares. If we are determined to be a PFIC, the Excess Distribution Regime described in this paragraph would also apply to indirect distributions and gains deemed to be realized by U.S. Holders in respect of any future subsidiary of ours that also may be determined to be a PFIC.

If we are a PFIC for any taxable year during which a U.S. Holder holds our ordinary shares, then in lieu of being subject to the tax and interest charge rules discussed above, a U.S. Holder may make an election to include gain on the stock of a PFIC as ordinary income under a mark-to-market method, provided that such ordinary shares are “regularly traded” on a “qualified exchange.” In general, our ordinary shares will be treated as “regularly traded” for a given calendar year if more than a de minimis quantity of our ordinary shares is traded on a qualified exchange on at least 15 days during each calendar quarter of such calendar year. Although the IRS has not published any authority identifying specific exchanges that may constitute “qualified exchanges,” Treasury Regulations provide that a qualified exchange is (a) a United States securities exchange that is registered with the Securities and Exchange Commission, (b) the United States market system established pursuant to section 11A of the Exchange Act, or (c) a non-U.S. securities exchange that is regulated or supervised by a governmental authority of the country in which the market is located, provided that (i) such non-U.S. exchange has trading volume, listing, financial disclosure, surveillance and other requirements designed to prevent fraudulent and manipulative acts and practices, to remove impediments to and perfect the mechanism of a free and open, fair and orderly, market, and to protect investors; and the laws of the country in which such non-U.S. exchange is located and the rules of such non-U.S. exchange ensure that such requirements are actually enforced and (ii) the rules of such non-U.S. exchange effectively promote active trading of listed stocks. Our ordinary shares are listed on the NASDAQ Global Market, which is a United States securities exchange that is registered with the SEC. However, no assurance can be given that our ordinary shares will meet the requirements to be treated as “regularly traded” for purposes of the mark-to-market election. In addition, because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the Excess Distribution Regime with respect to such holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes, including stock in any future subsidiary of ours that is treated as a PFIC.

If a U.S. Holder makes an effective mark-to-market election, such U.S. Holder will include in each year that we area PFIC as ordinary income the excess of the fair market value of such U.S. Holder’s ordinary shares at the end of the year over such U.S. Holder’s adjusted tax basis in our ordinary shares. Such U.S. Holder will be entitled to deduct as an ordinary loss in each such year the excess of such U.S. Holder’s adjusted tax basis in our ordinary shares over their fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder will not mark-to-market gain or loss for any taxable year in which we are not classified as a PFIC. If a U.S. Holder makes an effective mark-to-market election, in each year that we are a PFIC, any gain such U.S. Holder recognizes upon the sale or other disposition of such U.S. Holder’s ordinary shares will be treated as ordinary income and any loss will be treated as ordinary loss, but only to the extent of the net amount of previously included income as a result of the mark-to-market election.

A U.S. Holder’s adjusted tax basis in our ordinary shares will be increased by the amount of any income inclusion and decreased by the amount of any deductions under the mark-to-market rules. If a U.S. Holder makes a mark-to market election, it will be effective for the taxable year for which the election is made and all subsequent taxable years unless our ordinary shares are no longer regularly traded on a qualified exchange or the IRS consents to the revocation of the election. U.S. Holders are urged to consult their tax advisers about the availability of the mark-to-market election, and whether making the election would be advisable in their particular circumstances.

Where a company that is a PFIC meets certain reporting requirements, a U.S. Holder can avoid certain adverse PFIC consequences described above by making a “qualified electing fund” (“QEF”) election to be taxed currently on its proportionate share of the PFIC’s ordinary income and net capital gains. Generally, a QEF election should be made on or before the due date for filing a U.S. Holder’s federal income tax return for the first taxable year in which it held our ordinary shares. If a timely QEF election is made, an electing U.S. Holder of our ordinary shares will be required to include in its ordinary income such U.S. Holder’s pro rata share of our ordinary earnings and to include in its long-term capital gain income such U.S. Holder’s pro rata share of our net capital gain, whether or not distributed. Under Section 1293 of the Code, a U.S. Holder’s pro rata share of our ordinary income and net capital gain is the amount which would have been distributed with respect to such U.S. Holder’s ordinary shares if, on each day during our taxable year, we had distributed to each holder of our ordinary shares a pro rata share of that day’s ratable share of our ordinary earnings and net capital gain for such year. In certain cases in which a QEF does not distribute all of its earnings in a taxable year, its U.S. Holders may also be permitted to elect to defer payment of some or all of the taxes on the QEF’s undistributed income but will then be subject to an interest charge on the deferred amount.

We intend to provide, upon request, all information that a U.S. Holder making a QEF election is required to obtain for U.S. federal income tax purposes (e.g., the U.S. Holder’s pro rata share of ordinary income and net capital gain), and intend to provide, upon request, a “PFIC Annual Information Statement” as described in Treasury Regulation section 1.1295-1 (or in any successor IRS release or Treasury regulation), including all representations and statements required by such statement. U.S. Holders should consult their tax advisors to determine whether any of these elections would be available and if so, what the consequences of the alternative treatments would be in their particular circumstances.

If a U.S. Holder owns our ordinary shares during any year in which we are a PFIC, the U.S. Holder generally will be required to file an IRS Form 8621 with respect to us, generally with the U.S. Holder’s federal income tax return for that year.

U.S. Holders should consult their tax advisors regarding whether we are a PFIC and the potential application of the PFIC rules.

Distributions

Subject to the discussion above under “— Passive Foreign Investment Company Considerations,” if you are a U.S. Holder, the gross amount of any distribution that we pay you with respect to our ordinary shares before reduction for any non-U.S. taxes withheld therefrom generally will be includible in your income as dividend income to the extent such distribution is paid out of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. To the extent that the amount of any cash distribution exceeds our current and accumulated earnings and profits as determined under U.S. federal income tax principles, it will be treated first as a tax free return of your adjusted tax basis in our ordinary shares and thereafter as capital gain. We do not expect to maintain calculations of our earnings and profits under U.S. federal income tax principles. Therefore, if you are a U.S. Holder, you should expect that the entire amount of any cash distribution generally will be reported as dividend income to you; provided, however, that distributions of ordinary shares to U.S. Holders that are part of a pro rata distribution to all of our shareholders generally will not be subject to U.S. federal income tax. Non-corporate U.S. Holders may qualify for the lower rates of taxation with respect to dividends on ordinary shares applicable to long term capital gains (i.e., gains from the sale of capital assets held for more than one year), provided that certain conditions are met, including certain holding period requirements and the absence of certain risk reduction transactions. Moreover, such reduced rate shall not apply if we are a PFIC for the taxable year in which it pays a dividend, or were a PFIC for the preceding taxable year. Dividends will not be eligible for the dividends received deduction generally allowed to corporate U.S. Holders.

If you are a U.S. Holder, subject to the discussion below, dividends that we pay you with respect to our ordinary shares will be treated as foreign source income, which may be relevant in calculating your foreign tax credit limitation. Subject to certain conditions and limitations, non-U.S. tax withheld on dividends may be deducted from your taxable income or credited against your U.S. federal income tax liability. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends that we distribute generally should constitute “passive category income,” or, in the case of certain U.S. Holders, “general category income.” A foreign tax credit for foreign taxes imposed on distributions may be denied if you do not satisfy certain minimum holding period requirements. The rules relating to the determination of the foreign tax credit are complex, and you should consult your tax advisor to determine whether and to what extent you will be entitled to this credit.

Although, as discussed above, dividends that we pay to a U.S. Holder will generally be treated as foreign source income, for periods in which we are a “United States-owned foreign corporation,” a portion of dividends paid by us may be treated as U.S. source income solely for purposes of the foreign tax credit. We would be treated as a United States-owned foreign corporation if 50% or more of the total value or total voting power of our stock is owned, directly, indirectly or by attribution, by United States persons. To the extent any portion of our dividends is treated as U.S. source income pursuant to this rule, the ability of a U.S. Holder to claim a foreign tax credit for any Israeli withholding taxes payable in respect of our dividends may be limited. A U.S. Holder entitled to benefits under the United States-Israel Tax Treaty may, however, elect to treat any dividends as foreign source income for foreign tax credit purposes if the dividend income is separated from other income items for purposes of calculating the U.S. Holder’s foreign tax credit. U.S. Holders should consult their own tax advisors about the impact of, and any exception available to, the special sourcing rule described in this paragraph, and the desirability of making, and the method of making, such an election.

The amount of any dividend income paid in NIS will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars. If the dividend is converted into U.S. dollars on the date of receipt, you should not be required to recognize exchange gain or loss in respect of the dividend income. You may have exchange gain or loss if the dividend is converted into U.S. dollars after the date of receipt. Exchange gain or loss will be treated as U.S.-source ordinary income or loss.

Sale, Exchange or Other Disposition of Ordinary Shares

Subject to the discussion above under “— Passive Foreign Investment Company Considerations,” if you are a U.S. Holder, you generally will recognize an amount of gain or loss on the sale, exchange or other disposition of our ordinary shares equal to the difference between the amount realized on such sale, exchange or other disposition and your tax basis in our ordinary shares, and such gain or loss will be capital gain or loss. The tax basis in an ordinary share generally will equal the U.S. dollar cost of such ordinary share. If you are a non-corporate U.S. Holder, capital gain from the sale, exchange or other disposition of ordinary shares generally will be eligible for a preferential rate of taxation applicable to capital gains, if your holding period for such ordinary shares exceeds one year. The deductibility of capital losses for U.S. federal income tax purposes is subject to limitations under the Code. Any such gain or loss that a U.S. Holder recognizes generally will be treated as U.S. source income or loss for foreign tax credit limitation purposes.

If an Israeli tax is imposed on the sale or other disposition of our ordinary shares, your amount realized will include the gross amount of the proceeds of the sale or other disposition before deduction of the Israeli tax. Because your gain from the sale or other disposition of our ordinary shares will generally be U.S.-source gain, and you may use foreign tax credits to offset only the portion of U.S. federal income tax liability that is attributable to foreign source income, you may be unable to claim a foreign tax credit with respect to the Israeli tax, if any, on gains. You should consult your tax adviser as to whether the Israeli tax on gains may be creditable against your U.S. federal income tax on foreign-source income from other sources.

Disposition of Foreign Currency

Foreign currency received as dividends on our ordinary shares or on the sale or retirement of an ordinary share will have a tax basis equal to its U.S. dollar value at the time the foreign currency is received. Foreign currency that is purchased will generally have a tax basis equal to the U.S. dollar value of the foreign currency on the date of purchase. Any gain or loss recognized on a sale or other disposition of a foreign currency (including upon exchange for U.S. dollars) will be U.S. source ordinary income or loss.

Backup Withholding Tax and Information Reporting Requirements

U.S. backup withholding tax and information reporting requirements may apply to certain payments to certain holders of our ordinary shares. Information reporting generally will apply to payments of dividends on, and to proceeds from the sale or redemption of, our ordinary shares made within the United States, or by a U.S. payor or U.S. middleman, to a holder of our ordinary shares, other than an exempt recipient (including a payee that is not a U.S. person that provides an appropriate certification and certain other persons). A payor will be required to withhold backup withholding tax from any payments of dividends on, or the proceeds from the sale or redemption of, ordinary shares within the United States, or by a U.S. payor or U.S. middleman, to a holder, other than an exempt recipient, if such holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with, or establish an exemption from, such backup withholding tax requirements. Any amounts withheld under the backup withholding rules will be allowed as a credit against the beneficial owner’s U.S. federal income tax liability, if any, and any excess amounts withheld under the backup withholding rules may be refunded, provided that the required information is timely furnished to the IRS.

Foreign Asset Reporting

Certain U.S. Holders who are individuals are required to report information relating to an interest in our ordinary shares, subject to certain exceptions (including an exception for shares held in accounts maintained by financial institutions). U.S. Holders are urged to consult their tax advisors regarding their information reporting obligations, if any, with respect to their ownership and disposition of our ordinary shares.

The above description is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership and disposition of our ordinary shares. You should consult your tax advisor concerning the tax consequences of your particular situation.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement, dated December 7, 2016, between us and Jefferies LLC, 520 Madison Avenue, New York, New York, 10022, and Cowen and Company, LLC, 599 Lexington Avenue, 27th Floor, New York, New York, 10022, as the representatives of the underwriters named below and the joint book-running managers of this offering, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the respective number of ordinary shares shown opposite its name below:

Underwriter	Number of Ordinary Shares
Jefferies LLC	1,700,000
Cowen and Company, LLC	1,500,000
Raymond James & Associates, Inc.	600,000
Roth Capital Partners, LLC	200,000
Total	4,000,000

The underwriting agreement provides that the obligations of the several underwriters are subject to certain conditions precedent such as the receipt by the underwriters of officers’ certificates and legal opinions and approval of certain legal matters by their counsel. The underwriting agreement provides that the underwriters will purchase all of the ordinary shares if any of them are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated. We have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

The underwriters have advised us that, following the completion of this offering, they currently intend to make a market in the ordinary shares as permitted by applicable laws and regulations. However, the underwriters are not obligated to do so, and the underwriters may discontinue any market-making activities at any time without notice in their sole discretion. Accordingly, no assurance can be given as to the liquidity of the trading market for the ordinary shares, that you will be able to sell any of the ordinary shares held by you at a particular time or that the prices that you receive when you sell will be favorable.

The underwriters are offering the ordinary shares subject to their acceptance of the ordinary shares from us and subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. In addition, the underwriters have advised us that they do not intend to confirm sales to any account over which they exercise discretionary authority.

Commission and Expenses

The underwriters have advised us that they propose to offer the ordinary shares to the public at the initial public offering price set forth on the cover page of this prospectus supplement and to certain dealers, which may include the underwriters, at that price less a concession not in excess of $0.675 per ordinary share. After the offering, the initial public offering price and concession to dealers may be reduced by the representatives. No such reduction will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus supplement.

The following table shows the public offering price, the underwriting discounts and commissions that we are to pay the underwriters and the proceeds, before expenses, to us in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional ordinary shares.

	Per Ordinary Share		Total
	Without Option to Purchase Additional Ordinary Shares	With Option to Purchase Additional Ordinary Shares	Without Option to Purchase Additional Ordinary Shares	With Option to Purchase Additional Ordinary Shares
Public offering price	$18.750	$18.750	$75,000,000	$86,250,000
Underwriting discounts and commissions	$1.125	$1.125	$4,500,000	$5,175,000
Proceeds to us, before expenses	$17.625	$17.625	$70,500,000	$81,075,000

We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $255,000, including reimbursement to the underwriters for up to $20,000 for their FINRA counsel fee. In accordance with FINRA Rule 5110, this reimbursed fee is deemed underwriting compensation for this offering.

Listing

Our ordinary shares are listed on The NASDAQ Global Market under the trading symbol “NDRM”.

Stamp Taxes

If you purchase ordinary shares offered in this prospectus supplement, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement.

Option to Purchase Additional Ordinary Shares

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase, from time to time, in whole or in part, up to an aggregate of 600,000 ordinary shares from us at the public offering price set forth on the cover page of this prospectus supplement, less underwriting discounts and commissions. If the underwriters exercise this option, each underwriter will be obligated, subject to specified conditions, to purchase a number of additional ordinary shares proportionate to that underwriter’s initial purchase commitment as indicated in the table above. This option may be exercised only if the underwriters sell more ordinary shares than the total number set forth on the cover page of this prospectus supplement.

No Sales of Similar Securities

We, our officers and directors and entities affiliated with them have agreed, subject to specified exceptions, not to directly or indirectly:

■	sell, offer, contract or grant any option to sell (including any short sale), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-l(h) under the Securities Exchange Act of 1934, as amended, or
■	otherwise dispose of any share capital, options or warrants to acquire share capital, or securities exchangeable or exercisable for or convertible into share capital currently or hereafter owned either of record or beneficially, or
■	publicly announce an intention to do any of the foregoing for a period of 90 days after the date of this prospectus supplement without the prior written consent of Jefferies LLC and Cowen and Company, LLC.

This restriction terminates after the close of trading of the ordinary shares on and including the 90th day after the date of this prospectus supplement.

Jefferies LLC and Cowen and Company, LLC may, in their sole discretion and at any time or from time to time before the termination of the 90-day period release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the underwriters and any of our shareholders who will execute a lock-up agreement, providing consent to the sale of share capital prior to the expiration of the lock-up period.

Stabilization

The underwriters have advised us that they, pursuant to Regulation M under the Exchange Act, and certain persons participating in the offering may engage in short sale transactions, stabilizing transactions, syndicate covering transactions or the imposition of penalty bids in connection with this offering. These activities may have the effect of stabilizing or maintaining the market price of the ordinary shares at a level above that which might otherwise prevail in the open market. Establishing short sales positions may involve either “covered” short sales or “naked” short sales.

“Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional ordinary shares in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional ordinary shares or purchasing our ordinary shares in the open market. In determining the source of ordinary shares to close out the covered short position, the underwriters will consider, among other things, the price of ordinary shares available for purchase in the open market as compared to the price at which they may purchase ordinary shares through the option to purchase additional ordinary shares.

“Naked” short sales are sales in excess of the option to purchase additional ordinary shares. The underwriters must close out any naked short position by purchasing ordinary shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our ordinary shares in the open market after pricing that could adversely affect investors who purchase in this offering.

A stabilizing bid is a bid for the purchase of ordinary shares on behalf of the underwriters for the purpose of fixing or maintaining the price of the ordinary shares. A syndicate covering transaction is the bid for or the purchase of ordinary shares on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. Similar to other purchase transactions, the underwriter’s purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our ordinary shares or preventing or retarding a decline in the market price of our ordinary shares. As a result, the price of our ordinary shares may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the ordinary shares originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.

Neither we, nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our ordinary shares. The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

The underwriters may also engage in passive market making transactions in our ordinary shares on The NASDAQ Global Market in accordance with Rule 103 of Regulation M during a period before the commencement of offers or sales of our ordinary shares in this offering and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded.

Electronic Distribution

A prospectus in electronic format may be made available by e-mail or on the web sites or through online services maintained by one or more of the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of ordinary shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ web sites and any information contained in any other web site maintained by any of the underwriters is not part of this prospectus supplement, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

Other Activities and Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the underwriters or their respective affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The underwriters and their respective affiliates may hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the ordinary shares offered hereby. Any such short positions could adversely affect future trading prices of the ordinary shares offered hereby. The underwriters and certain of their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

NOTICE TO INVESTORS

Australia

This prospectus is not a disclosure document for the purposes of Australia’s Corporations Act 2001 (Cth) of Australia, or Corporations Act, has not been lodged with the Australian Securities & Investments Commission and is only directed to the categories of exempt persons set out below. Accordingly, if you receive this prospectus in Australia:

You confirm and warrant that you are either:

■	a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;
■	a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to the company which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made; or
■	a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act.

To the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor or professional investor under the Corporations Act any offer made to you under this prospectus is void and incapable of acceptance.

You warrant and agree that you will not offer any of the shares issued to you pursuant to this prospectus for resale in Australia within 12 months of those securities being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Canada

Resale Restrictions

The distribution of the securities in Canada is being made only in the provinces of Ontario, Quebec, Alberta and British Columbia on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of these securities are made. Any resale of the securities in Canada must be made under applicable securities laws which may vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the securities.

Representations of Canadian Purchasers

By purchasing the securities in Canada and accepting delivery of a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

■	the purchaser is entitled under applicable provincial securities laws to purchase the securities without the benefit of a prospectus qualified under those securities laws as it is an “accredited investor” as defined under National Instrument 45-106 — Prospectus Exemptions,
■	the purchaser is a “permitted client” as defined in National Instrument 31-103 — Registration Requirements, Exemptions and Ongoing Registrant Obligations,
■	where required by law, the purchaser is purchasing as principal and not as agent, and
■	the purchaser has reviewed the text above under Resale Restrictions.

Conflicts of Interest

Canadian purchasers are hereby notified that Jefferies LLC and Cowen and Company, LLC are relying on the exemption set out in section 3A.3 or 3A.4, if applicable, of National Instrument 33-105 — Underwriting Conflicts from having to provide certain conflict of interest disclosure in this document.

Statutory Rights of Action

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if the prospectus (including any amendment thereto) such as this document contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser of these securities in Canada should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of the securities should consult their own legal and tax advisors with respect to the tax consequences of an investment in the securities in their particular circumstances and about the eligibility of the securities for investment by the purchaser under relevant Canadian legislation.

European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive, each referred to herein as a Relevant Member State, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, referred to herein as the Relevant Implementation Date, no offer of any securities which are the subject of the offering contemplated by this prospectus has been or will be made to the public in that Relevant Member State other than any offer where a prospectus has been or will be published in relation to such securities that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the relevant competent authority in that Relevant Member State in accordance with the Prospectus Directive, except that with effect from and including the Relevant Implementation Date, an offer of such securities may be made to the public in that Relevant Member State:

■	to any legal entity which is a “qualified investor” as defined in the Prospectus Directive;
■	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or
■	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of securities shall require the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Hong Kong

No securities have been offered or sold, and no securities may be offered or sold, in Hong Kong, by means of any document, other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent; or to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32) of Hong Kong. No document, invitation or advertisement relating to the securities has been issued or may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance.

This prospectus has not been registered with the Registrar of Companies in Hong Kong. Accordingly, this prospectus may not be issued, circulated or distributed in Hong Kong, and the securities may not be offered for subscription to members of the public in Hong Kong. Each person acquiring the securities will be required, and is deemed by the acquisition of the securities, to confirm that he is aware of the restriction on offers of the securities described in this prospectus and the relevant offering documents and that he is not acquiring, and has not been offered any securities in circumstances that contravene any such restrictions.

Japan

The offering has not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948 of Japan, as amended), or FIEL, and the Initial Purchaser will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means, unless otherwise provided herein, any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus has not been and will not be lodged or registered with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or the invitation for subscription or purchase of the securities may not be issued, circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person as defined under Section 275(2), or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of any other applicable provision of the SFA.

Where the securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

■	a corporation (which is not an accredited investor as defined under Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or
■	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the Offer Shares under Section 275 of the SFA except:

■	to an institutional investor under Section 274 of the SFA or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions, specified in Section 275 of the SFA;
■	where no consideration is given for the transfer; or
■	where the transfer is by operation of law.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus nor any other offering or marketing material relating to the offering, the Company or the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, or FINMA, and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of securities.

United Kingdom

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, referred to herein as the Order, and/or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order and other persons to whom it may lawfully be communicated. Each such person is referred to herein as a Relevant Person.

This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this document or any of its contents.

Israel

This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, or the Israeli Securities Law, and has not been filed with or approved by the Israel Securities Authority. In the State of Israel, this document is being distributed only to, and is directed only at, and any offer of the ordinary shares is directed only at, investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals”, each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors will be required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.

LEGAL MATTERS

The validity of the ordinary shares being offered by this prospectus supplement and other legal matters concerning this offering relating to Israeli law will be passed upon for us by Meitar Liquornik Geva Leshem Tal, Ramat Gan, Israel. Certain legal matters in connection with this offering relating to U.S. law will be passed upon for us by White & Case LLP, New York, New York. Legal counsel to the underwriters are Gornitzky & Co., Tel Aviv, Israel, with respect to Israeli law, and Covington & Burling LLP, New York, New York, with respect to U.S. law.

EXPERTS

The financial statements incorporated herein by reference to the Annual Report on Form 20-F for the year ended December 31, 2015 have been so incorporated in reliance on the report of Kesselman & Kesselman, a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The offices of Kesselman & Kesselman are located at Trade Tower, 25 Hamered Street, Tel-Aviv 6812508, Israel.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the Securities Act with respect to the securities offered by this prospectus supplement. However, as is permitted by the rules and regulations of the SEC, this prospectus supplement, which is part of our registration statement on Form F-3, omits certain non-material information, exhibits, schedules and undertakings set forth in the registration statement. For further information about us, and the securities offered by this prospectus supplement, please refer to the registration statement.

You may read and copy the registration statement on Form F-3 of which this prospectus supplement and the accompany prospectus forms a part, including the related exhibits and schedules, and any document we file with the SEC without charge at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are also available to the public through the SEC’s website at http://www.sec.gov.

We are subject to the informational requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements file reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we will be exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we will file with the SEC, within four months after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and will submit to the SEC, on Form 6-K, unaudited quarterly financial information for the first three quarters of each fiscal year.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement and accompanying prospectus the information in documents we file with it. This means that we can disclose important information to you by referring you to another document filed by us with the SEC. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus supplement and accompanying prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus supplement and accompanying prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus supplement and accompanying prospectus and information incorporated by reference into this prospectus supplement and accompanying prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference in this prospectus supplement and the accompanying prospectus the documents listed below and all amendments or supplements we may file to such documents before the time that all of the securities offered by this prospectus have been sold or de-registered:

■	our annual report on Form 20-F for the fiscal year ended December 31, 2015; and
■	our reports of foreign private issuer on Form 6-K filed with the SEC on May 26, 2016, June 15, 2016, July 1, 2016, July 8, 2016, July 28, 2016, August 30, 2016, September 29, 2016, November 14, 2016 and December 5, 2016 (in each case, solely to the extent filed and not furnished).

We will also incorporate by reference any future filings made with the SEC under Section 13(a), 13(c) or 15(d) of the Exchange Act until we terminate the offering, but only to the extent contemplated by any prospectus supplement or future Form 6-K that is filed with the SEC. In addition, we will incorporate by reference certain future materials furnished to the SEC on Form 6-K, but only to the extent specifically indicated in those submissions or in a future prospectus supplement.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

Unless expressly incorporated by reference, nothing in this prospectus supplement shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus supplement, other than exhibits to those documents unless such exhibits are specially incorporated by prospectus supplement in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus supplement on the written or oral request of that person made to:

NeuroDerm Ltd.
c/o Roy Golan
Ruhrberg Science Building
3 Pekeris St.
Rehovot 7670212, Israel
Tel: +972 (8) 946-2729
Email: roy@neuroderm.com

PROSPECTUS

$200,000,000 of Ordinary Shares

NeuroDerm Ltd.

We may from time to time offer and sell, in one or more offerings, our ordinary shares having an aggregate offering price up to $200 million.

We refer to the ordinary shares as “securities” in this prospectus.

Each time we sell securities pursuant to this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities.

We may, from time to time, offer the securities through public or private transactions, directly or through underwriters, agents or dealers, on or off the NASDAQ Stock Market at prevailing market prices or at privately negotiated prices. If any underwriters, agents or dealers are involved in the sale of any of these securities, the applicable prospectus supplement will set forth the names of the underwriter, agent or dealer and any applicable fees, commissions or discounts.

Our ordinary shares are traded on the NASDAQ Global Market under the symbol “NDRM.” The closing price of our ordinary shares, as reported on the NASDAQ Global Market on March 29, 2016 was $14.28.

Investing in these securities involves certain risks. Please carefully consider the “Risk Factors” in Item 3 of our most recent annual report on Form 20-F incorporated by reference in this prospectus, the “Risk Factors” beginning on page 2 of this prospectus, and in any applicable supplement to this prospectus, for a discussion of the factors you should consider carefully before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities being offered by this prospectus, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 18, 2016

About this Prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this process, we may offer and sell our securities under this prospectus.

Under this shelf process, we may sell the securities described in this prospectus in one or more offerings up to a total price to the public of $200 million. The offer and sale of securities under this prospectus may be made from time to time, in one or more offerings, in any manner described under the section in this prospectus entitled “Plan of Distribution.”

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering, if required. The prospectus supplement may also add, update or change information contained in this prospectus, and may also contain information about any material federal income tax considerations relating to the securities covered by the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

This summary may not contain all of the information that may be important to you. You should read this entire prospectus, including the financial data and related notes incorporated by reference in this prospectus, before making an investment decision. This summary contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause or contribute to such differences include those discussed in “Risk Factors” and “Forward-Looking Statements.”

NEURODERM LTD.
Overview

We are a clinical-stage pharmaceutical company developing next-generation treatments for central nervous system, or CNS, disorders through proprietary formulations based on existing drugs that are intended to make a significant difference in patients’ lives. Product candidates in our pipeline are designed to overcome major deficiencies of current treatments and achieve enhanced clinical efficacy through continuous, controlled administration, primarily subcutaneously or transdermally. Additionally, because our product candidates are based on reformulations of leading, approved drugs, we believe that most of them qualify for an accelerated, lower risk regulatory pathway to marketing approval.

We have three product candidates in different stages of development which offer solutions for the various stages of Parkinson’s disease, from the moderate to the very severe stages of the disease. The company has developed a line of product candidates administered through small belt pumps that deliver a continuous, controlled dose of levodopa and carbidopa, or LD/CD. The LD/CD product candidates are ND0612L and ND0612H which are used for the treatment of moderate and advanced Parkinson’s disease patients, respectively, and which are each delivered subcutaneously. In addition, we are developing ND0701, a novel subcutaneously delivered apomorphine formulation for patients who suffer from moderate to severe Parkinson’s disease and who do not respond well to treatment with LD/CD.

Corporate Information

We were formed as a company in the State of Israel on March 18, 2003. Our principal executive offices are located at Ruhrberg Science Building, 3 Pekeris St., Rehovot 7670212, Israel, and our telephone number is +972 (8) 946-2729. Our website address is www.neuroderm.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus and is not incorporated by reference herein. We have included our website address in this prospectus solely for informational purposes. Our agent for service of process in the United States is Puglisi & Associates, located at 850 Library Avenue, Suite 204, Newark, Delaware 19711, and its telephone number is +1 (302) 738-6680.

Risk Factors

An investment in our securities involves a high degree of risk. Our business, financial condition or results of operations could be adversely affected by any of these risks. If any of these risks occur, the value of our ordinary shares and our other securities may decline. You should carefully consider the risk factors discussed under the caption “Risk Factors” in our annual report on Form 20-F for the year ended December 31, 2015 and in any other filings we make with the SEC subsequent to the date of this prospectus which are incorporated herein by reference, and in any supplement to this prospectus, before making your investment decision.

Offer Statistics and Expected Timetable

We may sell from time to time pursuant to this prospectus (as may be detailed in a prospectus supplement) an indeterminate number of ordinary shares as shall have a maximum aggregate offering price of $200 million. The actual price per share or per security of the securities that we will offer pursuant hereto will depend on a number of factors that may be relevant as of the time of offer. See “Plan of Distribution.”

Forward-Looking Statements

This prospectus and the documents incorporated in it by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended (“the “Exchange Act”) and the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, that are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning our possible or assumed future results of our business, financial condition, results of operations, liquidity, plans and objectives. Forward-looking statements include all statements that are not historical facts and in some cases can be identified by terminology such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “potential,” or the negative of these terms or other similar expressions that convey uncertainty of future events or outcomes.

Our ability to predict the results of our operations or the effects of various events on our operating results is inherently uncertain. Therefore, we caution you to consider carefully the matters described under the caption “Risk Factors” and certain other matters discussed in this prospectus, the documents incorporated by reference in this prospectus, and other publicly available sources. Such factors and many other factors beyond the control of our management could cause our actual results, level of activity, performance or achievements to differ materially from any future results, level of activity, performance or achievements that may be expressed or implied by the forward-looking statements. Unless we are required to do so under U.S. federal securities laws or other applicable laws, we do not intend to update or revise any forward-looking statements.

Capitalization

The table below sets forth our total capitalization as of December 31, 2015 on an actual basis:

As of December 31, 2015
(in thousands)
Shareholders’ equity:
Ordinary shares, par value NIS 0.01 per share; 160,000,000 shares authorized; 21,609,787 shares issued and outstanding	$37
Additional paid-in capital	239,293
Share-based compensation capital reserve	8,004
Accumulated deficit	(148,238)
Foreign currency translation difference	(2,040)
Total shareholder’s equity	97,056
Total capitalization	$100,868

Price Range of Ordinary Shares

Our ordinary shares began trading publicly on the NASDAQ Global Market on November 14, 2014 under the symbol “NDRM.” You should carefully review the high and low prices of our ordinary shares for the months, quarters and years indicated under the heading “Item 9. The Offer and Listing” in our annual report on Form 20-F for the year ended December 31, 2015, which is incorporated by reference herein.

Use of Proceeds

Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of securities offered by us pursuant to this prospectus for general corporate purposes, which may include continued product development and commercialization. The timing and amount of our actual expenditures will be based on many factors, including cash flows from operations and the anticipated growth of our business. As a result, unless otherwise indicated in the applicable prospectus supplement, our management will have broad discretion to allocate the net proceeds of the offerings.

Description of Ordinary Shares

A description of our ordinary shares can be found under the heading “Item 1. Description of Registrant’s Securities to be Registered” in our registration statement on Form 8-A as filed with the SEC on November 10, 2014 and incorporated by reference herein.

Our authorized share capital consists of 160 million ordinary shares of a par value of NIS 0.01 per share. As of December 31, 2015, there were 21,609,787 ordinary shares issued and outstanding.

We will describe in the applicable prospectus supplement the particular terms of any ordinary shares offered by such prospectus supplement. If we so indicate in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized above.

Plan of Distribution

We may sell the securities included in this prospectus from time to time in one or more transactions, including without limitation:

■	through agents;
■	to or through one or more underwriters on a firm commitment or agency basis;
■	through put or call option transactions relating to the securities;
■	through broker-dealers (acting as agent or principal);
■	directly to purchasers, through a specific bidding or auction process, on a negotiated basis or otherwise;
■	through any other method permitted pursuant to applicable law; or
■	through a combination of any such methods of sale.

At any time a particular offer of the securities covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount of securities covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, any discounts, commissions, concessions and other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the securities covered by this prospectus. In order to comply with the securities laws of certain jurisdictions, if applicable, the securities sold under this prospectus may only be sold through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirements is available and is complied with.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The distribution of securities may be effected from time to time in one or more transactions, including block transactions and transactions on NASDAQ or any other organized market where the securities may be traded. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities. Any dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts. If any such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act.

Agents may from time to time solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement any agent involved in the offer or sale of the securities and set forth any compensation payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities.

If underwriters are used in a sale, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. The prospectus and prospectus supplement will be used by the underwriters to resell the securities.

If a dealer is used in the sale of the securities, we or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement the name of the dealer and the terms of the transactions.

We may directly solicit offers to purchase the securities and may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

Agents, underwriters and dealers may be entitled under agreements which may be entered into with us to indemnification by us against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. If required, the prospectus supplement will describe the terms and conditions of the indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us or our subsidiary.

Any person participating in the distribution of securities registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our securities by that person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our securities to engage in market-making activities with respect to our securities. These restrictions may affect the marketability of our securities and the ability of any person or entity to engage in market-making activities with respect to our securities.

Certain persons participating in an offering may engage in over-allotments, stabilizing transactions, short-covering transactions and penalty bids that stabilize, maintain or otherwise affect the price of the offered securities. These activities may maintain the price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

■	A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.
■	A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.
■	A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

These transactions may be effected on an exchange or automated quotation system, if the securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

In the event that any underwriter or agent acts as principal, or broker-dealer acts as underwriter, it may engage in certain transactions that stabilize, maintain or otherwise affect the price of our securities. We will describe any such activities in the prospectus supplement relating to the transaction.

If so indicated in the applicable prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase offered securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

In addition, ordinary shares may be issued upon conversion of or in exchange for debt securities or other securities.

Any underwriters to whom offered securities are sold for public offering and sale may make a market in such offered securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The offered securities may or may not be listed on a national securities exchange. No assurance can be given that there will be a market for the offered securities.

Any securities that qualify for sale pursuant to Rule 144 or Regulation S under the Securities Act may be sold under Rule 144 or Regulation S rather than pursuant to this prospectus.

To the extent that we make sales to or through one or more underwriters or agents in at-the-market offerings, we will do so pursuant to the terms of a distribution agreement between us and the underwriters or agents. If we engage in at-the-market sales pursuant to a distribution agreement, we will sell our ordinary shares to or through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we may sell ordinary shares on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. The distribution agreement will provide that any ordinary shares sold will be sold at prices related to the then prevailing market prices for our ordinary shares. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time and will be described in a prospectus supplement. Pursuant to the terms of the distribution agreement, we also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our ordinary shares or warrants. The terms of each such distribution agreement will be set forth in more detail in a prospectus supplement to this prospectus.

Offers to purchase the securities offered by this prospectus may be solicited, and sales of the securities may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any re-sales of the securities. The terms of any offer made in this manner will be included in the prospectus supplement relating to the offer.

In connection with offerings made through underwriters or agents, we may enter into agreements with such underwriters or agents pursuant to which we receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If this happens, the underwriters or agents may use the securities received from under these arrangements to close out any related open borrowings of securities.

We may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, such third parties (or affiliates of such third parties) may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, such third parties (or affiliates of such third parties) may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of shares, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of shares. The third parties (or affiliates of such third parties) in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

We may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus or in connection with a simultaneous offering of other securities offered by this prospectus.

Expenses Associated with the Registration

The following is a statement of expenses in connection with the distribution of the securities registered. All amounts shown are estimates except the SEC registration fee and the FINRA filing fee. The estimates do not include expenses related to offerings of particular securities. Each prospectus supplement describing an offering of securities will reflect the estimated expenses related to the offering of securities under that prospectus supplement.

SEC registration fee	$20,140
FINRA filing fee	30,500
Legal fees and expenses	25,000
Accountants’ fees and expenses	15,000
Printing fees	500
Miscellaneous	860
TOTAL	$92,000

Legal Matters

Certain legal matters with respect to Israeli law and with respect to the validity of the offered securities under Israeli law will be passed upon for us by Meitar Liquornik Geva Leshem Tal, Ramat Gan, Israel. Certain other matters with respect to U.S. and New York law will be passed upon for us by White & Case LLP, New York, New York.

Experts

The financial statements incorporated in this prospectus by reference to the annual report on Form 20-F for the year ended December 31, 2015 have been so incorporated in reliance on the report of Kesselman & Kesselman, Certified Public Accountants (Isr.) a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of such firm as experts in auditing and accounting. The offices of Kesselman & Kesselman are located at Trade Tower, 25 Hamered Street, Tel-Aviv 68125, Israel.

Where You Can Find More Information

We have filed with the SEC a registration statement on Form F-3 under the Securities Act, with respect to the securities offered by this prospectus. This prospectus and any accompanying prospectus supplement do not contain all the information contained in the registration statement, including its exhibits and schedules. You should refer to the registration statement, including the exhibits and schedules, for further information about us and the securities we may offer. Statements we make in this prospectus and any accompanying prospectus supplement about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement, because those statements are qualified in all respects by reference to those exhibits. The registration statement, including exhibits and schedules, is on file at the office of the SEC and may be inspected without charge.

We are subject to the information reporting requirements of the Exchange Act. Under the Exchange Act, we are required to file annual and special reports and other information with the SEC. As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and we submit to the SEC, on Form 6-K, unaudited quarterly financial information.

You may read and copy the registration statement, including the related exhibits and schedules, as well as any document we file with the SEC without charge at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

We maintain a corporate website at www.NeuroDerm.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Incorporation of Certain Documents by Reference

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it. This means that we can disclose important information to you by referring you another document filed by us with the SEC. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference into this prospectus documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, and, to the extent specifically designated therein, reports on Form 6-K we furnish to the SEC on or after the date on which this registration statement is first filed with the SEC and until the termination or completion of that offering under this prospectus:

■	our annual report on Form 20-F for the fiscal year ended December 31, 2015; and
■	the description of our ordinary shares contained under the heading “Item 1. Description of Registrant’s Securities to be Registered” in our registration statement on Form 8-A, as filed with the SEC on November 10, 2014, including any subsequent amendment or any report filed for the purpose of updating such description.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

NeuroDerm Ltd.
c/o Roy Golan
Ruhrberg Science Building
3 Pekeris St.
Rehovot 7670212, Israel
Tel: +972 (8) 946-2729
Email: roy@neuroderm.com

Enforceability of Civil Liabilities

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors, officers and any Israeli experts named in this registration statement, substantially all of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside of the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Meitar Liquornik Geva Leshem Tal, that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws because Israel is not the most appropriate forum in which to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proven as a fact which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

We have irrevocably appointed Puglisi & Associates as our agent to receive service of process in any action against us in any United States federal or state court arising out of the offerings under this prospectus or any purchase or sale of securities in connection with any such offering(s). Subject to specified time limitations and legal procedures, Israeli courts may enforce a United States judgment in a civil matter which, subject to certain exceptions, is non-appealable, including a judgment based upon the civil liability provisions of the Securities Act or the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that, among other things:

■	the judgment is obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law prevailing in Israel;
■	the prevailing law of the foreign state in which the judgment is rendered allows for the enforcement of judgments of Israeli courts;
■	adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard and to present his or her evidence;
■	the judgment is not contrary to public policy of Israel, and the enforcement of the civil liabilities set forth in the judgment is not likely to impair the security or sovereignty of Israel;
■	the judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties;
■	an action between the same parties in the same matter was not pending in any Israeli court at the time at which the lawsuit was instituted in the foreign court; and
■	the judgment is enforceable according to the laws of Israel and according to the law of the foreign state in which the relief was granted.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

4,000,000 Shares

NeuroDerm Ltd.

Ordinary Shares

PROSPECTUS SUPPLEMENT

Jefferies
Cowen and Company

Raymond James
Roth Capital Partners

December 7, 2016